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Exhibit 99.3

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OF DEVON MIDSTREAM HOLDINGS, L.P. PREDECESSOR

        The historical financial statements included in this filing reflect the assets, liabilities and operations of Devon Midstream Holdings, L.P. Predecessor (the "Predecessor"), the predecessor to Devon Midstream Holdings, L.P. ("Midstream Holdings"). The Predecessor is comprised of all of the U.S. midstream assets and operations of Devon Energy Corporation ("Devon"), including its 38.75% economic interest in Gulf Coast Fractionators. However, in connection with the business combination described in this filing, only the Predecessor's systems serving the Barnett, Cana-Woodford and Arkoma-Woodford Shales in Texas and Oklahoma, as well as the 38.75% economic interest in Gulf Coast Fractionators, will be contributed to Midstream Holdings. These contributed assets represent 95% of the Predecessor's net income from continuing operations for the nine months ended September 30, 2013.

        The following discussion analyzes the results of operations and financial condition of the Predecessor, including the less significant assets that will not be contributed to Midstream Holdings in connection with the mergers. You should read this discussion in conjunction with the historical and pro forma financial statements and accompanying notes included in this filing. All references in this section to Midstream Holdings refer to the Predecessor when used in historical context.

Overview

        Midstream Holdings is a limited partnership recently formed by Devon to own, operate, develop and acquire midstream assets in North America. Midstream Holdings will gather, process and transport natural gas, primarily for Devon, pursuant to long-term contracts that include fee-based rates, annual rate escalators and primary terms of 10 years. Midstream Holdings will also fractionate NGLs into component NGL products. Under its gathering and processing agreements, Midstream Holdings will not have direct exposure to natural gas and NGL prices because it will not take title to the natural gas that it will gather, process and transport or the NGLs that it will fractionate. Its midstream assets are integral to the success of Devon's oil and natural gas exploration and production operations.

        Midstream Holdings will own substantially all of Devon's U.S. midstream assets, consisting of natural gas gathering and transportation systems, natural gas processing facilities and NGL fractionation facilities located in Texas and Oklahoma. Midstream Holdings' primary assets will consist of three processing facilities with 1.3 Bcf/d of natural gas processing capacity, approximately 3,685 miles of pipelines with aggregate capacity of 2.9 Bcf/d and fractionation facilities with up to 160 MBbls/d of aggregate NGL fractionation capacity. These assets include the following systems and facilities.

  •
  Barnett assets—Midstream Holdings will own the following midstream assets in the Barnett Shale:

  •
  Bridgeport processing facility—This natural gas processing facility is one of the largest processing plants in the U.S. with 790 MMcf/d of processing capacity, 63 MBbls/d of NGL production capacity and 15 MBbls/d of NGL fractionation capacity.

  •
  Bridgeport rich gathering system—This rich natural gas gathering system consists of approximately 2,442 miles of low- and intermediate-pressure pipeline segments with approximately 145,000 horsepower of compression.

  •
  Bridgeport lean gathering system—This lean natural gas gathering system consists of approximately 300 miles of low-, intermediate- and high-pressure pipeline segments with approximately 59,000 horsepower of compression.

    •
    Acacia transmission system—This transmission system consists of approximately 120 miles of pipeline, associated storage and approximately 17,000 horsepower of compression and interconnects the tailgate of the Bridgeport processing facility and the Bridgeport lean gathering system to intrastate pipelines as well as two local power plants.

    •
    East Johnson County gathering system—This natural gas gathering system consists of approximately 270 miles of low-, intermediate- and high-pressure pipeline segments with approximately 41,000 horsepower of compression.

  •
  Cana system—This natural gas gathering and processing system is located in the Cana-Woodford Shale in West Central Oklahoma and consists of a 350 MMcf/d processing facility, 30 MBbls/d of NGL production capacity and approximately 413 miles of associated low-, intermediate- and high-pressure pipeline segments with approximately 92,500 horsepower of compression.

  •
  Northridge system—This natural gas gathering and processing system is located in the Arkoma-Woodford Shale in Southeastern Oklahoma and consists of a 200 MMcf/d processing facility, 17 MBbls/d of NGL production capacity and approximately 140 miles of associated low-, intermediate- and high-pressure pipeline segments with approximately 18,000 horsepower of compression.

  •
  Gulf Coast Fractionators—Midstream Holdings will own a 38.75% economic interest in Gulf Coast Fractionators, an NGL fractionator located on the Texas Gulf Coast at the Mont Belvieu hub. This facility has a capacity of approximately 120 MBbls/d to 145 MBbls/d depending on the composition of the inlet NGL stream.

Midstream Holdings' Operations

        Midstream Holdings' results will be driven primarily by the volumes of natural gas it will gather, process and transport through its systems. This volume throughput is substantially dependent on Devon's success in the regions where Midstream Holdings will operate. Devon is a leading independent energy company engaged primarily in the exploration, development and production of oil, natural gas and NGLs. Devon is the largest natural gas producer in the Barnett and Cana-Woodford Shales, the largest NGL producer in the Barnett Shale and one of the largest NGL producers in the Cana-Woodford Shale.

        In Midstream Holdings' gathering operations, it contracts with producers to gather natural gas from individual wells located near its gathering systems. Midstream Holdings connects wells to gathering lines through which natural gas is compressed and may be delivered to a processing plant or downstream pipeline, and ultimately to end-users.

        Devon will dedicate to Midstream Holdings natural gas production for 10 years from 795,000 net acres in the Barnett, Cana-Woodford and Arkoma-Woodford Shales. Midstream Holdings expects all of these dedications to result in associated deliveries to its Bridgeport, Cana, East Johnson County and Northridge systems. Devon will provide five-year minimum natural gas volume commitments to Midstream Holdings of 850 MMcf/d to the Bridgeport gathering systems, 650 MMcf/d to the Bridgeport processing facility, 125 MMcf/d to the East Johnson County gathering system, 330 MMcf/d to the Cana system and 40 MMcf/d to the Northridge system.

        The Predecessor historically provided services pursuant to fixed-fee and percent-of-proceeds contracts. Under the fixed-fee arrangements that will be entered into prior to the consummation of the mergers, Midstream Holdings will receive a fixed fee based on the volume and thermal content of the natural gas gathered, processed and transported. The Predecessor's percent-of-proceeds arrangements were based on the sales value of extracted NGLs and residue natural gas that resulted from natural gas processing. Additionally, the Predecessor historically took title to the natural gas it gathered and processed.

        In connection with the consummation of the mergers, Midstream Holdings will enter into new contracts with Devon pursuant to which it will provide services under fixed-fee arrangements and will not take title to the natural gas gathered, processed and transported. Midstream Holdings believes this change will provide it with a relatively steady revenue stream that is not subject to direct commodity price risk. After the five-year minimum volume commitments, Midstream Holdings will nevertheless continue to have indirect exposure to commodity price risk in that persistently low commodity prices may cause Devon to delay drilling or shut in production, which would reduce the throughput on Midstream Holdings' assets. Please read "—Quantitative Disclosures About Market Risk" below for a discussion of Midstream Holdings' exposure to commodity price risk.

How Midstream Holdings Evaluates its Operations

        Midstream Holdings uses a variety of financial and operational metrics to evaluate its performance. These metrics help Midstream Holdings identify factors and trends that impact Midstream Holdings' operating results, profitability and financial condition. The key metrics Midstream Holdings uses to evaluate its business are provided below.

Operating Margin

        Midstream Holdings uses operating margin as a performance measure of the core profitability of its operations. Midstream Holdings defines operating margin as total operating revenues, which consist of revenues generated from the sale of natural gas and NGLs plus service fee revenues, less the cost of product purchases, consisting primarily of producer payments and other natural gas purchases, and operations and maintenance expenses. Midstream Holdings uses operating margin to assess:

  •
  the financial performance of Midstream Holdings' assets, without regard to financing methods, capital structure or historical cost basis;

  •
  Midstream Holdings' operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and

  •
  the viability of acquisitions and capital expenditure projects.

Natural Gas Throughput

        Midstream Holdings must continually obtain additional supplies of natural gas to maintain or increase throughput on its systems. Midstream Holdings' ability to maintain existing supplies of natural gas and obtain additional supplies is primarily impacted by its acreage dedication and the level of successful drilling activity by Devon and, to a lesser extent, the acreage dedications with and successful drilling by other producers.

Items Affecting Comparability of Midstream Holdings' Financial Results

        The historical financial results of the Predecessor discussed below may not be comparable to Midstream Holdings' future financial results for the following reasons:

  •
  The Predecessor's historical assets comprised all of Devon's U.S. midstream assets and operations. However, only its assets serving the Barnett, Cana-Woodford and Arkoma-Woodford Shales, as well as the 38.75% economic interest in Gulf Coast Fractionators, will be contributed to Midstream Holdings in connection with the consummation of the mergers. These assets generated approximately 95% of the Predecessor's net income from continuing operations for the nine months ended September 30, 2013.

  •
  Midstream Holdings will enter into new agreements with Devon pursuant to which Midstream Holdings will provide services under fixed-fee arrangements and will no longer take title to the natural gas gathered and processed or the NGLs it fractionates.

  •
  The Predecessor's historical combined financial statements include U.S. federal and state income tax expense. Due to Midstream Holdings' status as a partnership, the 50% interest in Midstream Holdings that will be owned directly by the Partnership will not be subject to U.S. federal income tax and certain state income taxes in the future.

  •
  All historical affiliated transactions related to Midstream Holdings' continuing operations were net settled within its combined financial statements because these transactions related to Devon and were funded by Devon's working capital. In the future, all of Midstream Holdings' transactions will be funded by its working capital. This will impact the comparability of its cash flow statements, working capital analysis and liquidity discussion.

General Trends and Outlook

Natural Gas and NGL Supply and Demand

        Midstream Holdings' gathering and processing operations are generally dependent upon natural gas production from Devon's upstream activity in its areas of operation. The significant decline in natural gas prices as a result of significant new supplies of domestic natural gas production has caused a related decrease in dry natural gas drilling by many producers in the United States. Depressed oil and natural gas prices could affect production rates over time and levels of investment by Devon and third parties in exploration for and development of new oil and natural gas reserves. In addition, there is a natural decline in production from existing wells that are connected to Midstream Holdings' gathering systems. Midstream Holdings believes Devon's five-year minimum volume commitments substantially reduce Midstream Holdings' volumetric risk over that period of time. After the expiration of these five-year minimum volume commitments, a material decline in the volume of natural gas that Midstream Holdings gathers and transports on its systems would result in a material decline in its total operating revenues and cash flows. Although Midstream Holdings expects that Devon will continue to devote substantial resources to the development of the Barnett and Cana-Woodford Shales, it has no control over this activity and Devon has the ability to reduce or curtail such development at its discretion.

Rising Operating Costs and Inflation

        The current level of exploration, development and production activities across the United States has resulted in increased competition for personnel and equipment. This competition has caused, and Midstream Holdings believes it will continue to cause, increases in the prices it pays for labor, supplies and property, plant and equipment. An increase in the general level of prices in the economy could have a similar effect on the operating costs Midstream Holdings incurs. Midstream Holdings will attempt to recover increased costs from its customers, but there may be a delay in doing so or it may be unable to recover all these costs. To the extent Midstream Holdings is unable to procure necessary supplies or recover higher costs, its operating results will be negatively impacted.

Regulatory Compliance

        The regulation of natural gas gathering and transportation activities by FERC and other federal and state regulatory agencies, including the DOT, has a significant impact on Midstream Holdings' business. For example, PHMSA has established pipeline integrity management programs that require more frequent inspections of pipeline facilities and other preventative measures, which may increase Midstream Holdings' compliance costs and increase the time it takes to obtain required permits. Additionally, increased regulation of oil and natural gas producers, including regulation associated with hydraulic fracturing, could reduce regional supply of oil and natural gas and therefore throughput on Midstream Holdings' gathering systems. For more information see Exhibit 99.1 "Business Informaton Regarding Devon Midstream Holdings, L.P.—Regulation of Operations."

Results of the Predecessor's Operations

        The following schedule presents the Predecessor's historical combined key operating and financial metrics.

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
	($ in millions, except prices)
Operating revenues	$1,764.1	$1,442.6	$2,000.8	$2,623.4	$2,016.0
Product purchases	(1,307.0)	(1,047.6)	(1,464.5)	(2,014.1)	(1,468.9)
Operations and maintenance expenses	(126.7)	(127.2)	(171.0)	(155.5)	(119.5)

Operating margin	330.4	267.8	365.3	453.8	427.6

Other operating expenses, net	(197.0)	(177.3)	(263.7)	(142.2)	(178.5)
Income (loss) from equity investment	10.2	(0.2)	2.0	9.3	5.1
Income tax expense	(51.7)	(32.5)	(37.3)	(115.5)	(91.5)

Net income from continuing operations	91.9	57.8	66.3	205.4	162.7
Net income from discontinued operations	0.6	10.2	9.5	10.7	16.0

Net income attributable to Devon	$92.5	$68.0	$75.8	$216.1	$178.7

Throughput (thousands of MMBtu/d):
Bridgeport rich gathering system	863.0	808.7	818.4	811.6	731.1
Bridgeport lean gathering system	265.5	300.6	298.0	296.0	311.3
Acacia transmission system	743.5	727.6	732.7	700.1	698.4
East Johnson County gathering system	240.4	280.7	277.8	258.0	201.3

Barnett assets	2,112.4	2,117.6	2,126.9	2,065.7	1,942.1

Cana gathering system	313.1	250.9	265.7	175.7	96.4
Northridge gathering system	70.6	87.3	85.0	109.5	117.5
Other systems	220.9	248.8	243.0	286.5	314.0

Total	2,717.0	2,704.6	2,720.6	2,637.4	2,470.0

NGL production (MBbls/d):
Bridgeport processing facility	57.2	47.8	49.4	52.8	49.8
Cana processing facility	17.1	11.0	12.1	3.9	0.2
Northridge processing facility	8.6	6.7	6.8	10.5	9.4
Other systems	2.7	2.7	2.7	2.5	2.7

Total	85.6	68.2	71.0	69.7	62.1

Residue natural gas production (thousands of MMBtu/d):
Bridgeport processing facility	631.4	608.6	613.1	599.5	530.4
Cana processing facility	240.2	198.5	209.7	151.5	8.1
Northridge processing facility	53.9	67.1	65.5	85.3	96.2
Other systems	7.6	7.5	7.4	2.6	1.8

Total	933.1	881.7	895.7	838.9	636.5

Realized prices:
NGLs ($/Bbl)	$29.51	$37.07	$35.38	$49.16	$38.72
Residue natural gas ($/MMBtu)	$3.20	$2.17	$2.38	$3.58	$3.76

        Since 2010, operating margin has consistently improved as a result of throughput growth and higher NGL production. The largest contributors to rising throughput have been Midstream Holdings' Cana, East Johnson County, Bridgeport rich and Acacia systems, with daily throughput growth of 225%, 19%, 18% and 6%, respectively, from 2010 to the first nine months of 2013. This growth is the result of Devon and other producers developing liquids-rich natural gas production in the

Cana-Woodford and Barnett Shales. However, overall growth has been limited by throughput declines for the Predecessor's other systems, which are the result of natural gas price decreases. As natural gas prices have dropped relative to oil and NGL prices in recent years, many producers, including Devon, have focused on growing their oil and liquids-rich natural gas production rather than dry natural gas. Consequently, Midstream Holdings' systems serving liquids-rich natural gas regions in the Cana-Woodford and Barnett Shales have higher throughput, while Midstream Holdings' systems serving dry natural gas regions have experienced throughput declines.

        Prices have also impacted operating margin. Since 2011, both natural gas and NGL prices have declined significantly, which have negatively impacted operating margin.

Nine Months Ended September 30, 2013 Compared to Nine Months Ended September 30, 2012

Operating Margin

        Operating margin increased $62.6 million, or 23%, from the nine months ended September 30, 2012 to the nine months ended September 30, 2013, as summarized in the following schedule:

(in millions)
Operating margin, 2012	$267.8
Change due to volumes	28.2
Change due to pricing	33.9
Change due to operations and maintenance expenses	0.5

Operating margin, 2013	$330.4

        Higher gathering, processing and transportation volumes were responsible for an increase in operating margin of $28.2 million for the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012. Higher volumes were primarily the result of NGL production increasing 26%, resulting in $26.6 million of higher operating margin. The increase in NGL production was largely driven by higher inlet volumes at the Cana processing facility, improved efficiencies at the Cana and Bridgeport processing facilities and unplanned downtime impacting Midstream Holdings' Bridgeport processing facility in 2012. The remaining $1.6 million of higher operating margin was largely due to a 6% increase in residue natural gas volumes due to continued development of the liquids-rich areas in the Cana-Woodford and Barnett Shales.

        Changes in pricing led to an increase in operating margin of $33.9 million for the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012. Natural gas pipeline fees increased 15%, which resulted in $31.8 million of additional revenues. Additionally, higher residue natural gas prices contributed an additional $31.2 million to operating margin. These increases were partially offset by lower margins of $29.1 million primarily due to NGL price declines.

        Operations and maintenance expenses decreased $0.5 million, or 0%, for the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012.

Other Operating Expenses, Net

        Other operating expenses, net increased $19.7 million, or 11%, from the nine months ended September 30, 2012 to the nine months ended September 30, 2013, as summarized in the following schedule:

	2013	2012	Change
	(in millions)
Depreciation and amortization	$147.1	$117.8	$29.3
General and administrative	33.7	31.2	2.5
Non-income taxes	13.0	9.7	3.3
Asset impairments	2.5	22.0	(19.5)
Other, net	0.7	(3.4)	4.1

Other operating expenses, net	$197.0	$177.3	$19.7

        Depreciation and amortization expense increased $29.3 million, or 25%, from the first nine months of 2012 to the first nine months of 2013. The increase primarily resulted from higher capitalized costs on the Cana system and, to a lesser extent, the Barnett assets. Devon and other producers have continued to grow liquids-rich natural gas production in the Cana-Woodford and Barnett Shales. As a result, Midstream Holdings has increased its throughput capacity by expanding its pipeline and gathering systems and its Cana and Bridgeport processing facilities.

        Historical general and administrative expenses consist of costs allocated by Devon for shared services that consist primarily of accounting, treasury, information technology, human resources, legal and facilities management. The costs were allocated based on a proportionate share of Devon's revenues, employee compensation and gross property, plant and equipment.

        General and administrative expense increased $2.5 million, or 8%, from the first nine months of 2012 to the first nine months of 2013 due to higher compensation expense and general inflationary increases.

        Non-income tax expense consists primarily of ad valorem taxes. Non-income taxes increased $3.3 million, or 34%, from the first nine months of 2012 to the first nine months of 2013 primarily due to higher ad valorem tax assessments on Midstream Holdings' Cana assets.

        In the third quarter of 2013 and 2012, Devon recognized asset impairments of $2.5 million and $22.0 million, respectively. Devon determined that the carrying amounts of certain midstream facilities located in south and east Texas were not recoverable from estimated future cash flows due to declining dry natural gas production. Consequently, the assets were written down to their estimated fair values, which were determined using discounted cash flow models.

        During the first nine months of 2013 and 2012, the Predecessor recognized net other expense of $0.7 million and net other income of $3.4 million, respectively. In the second quarter of 2012, the Predecessor received insurance proceeds of $5.6 million related to business interruption that occurred at Gulf Coast Fractionators.

Income Tax Expense

        During the first nine months of 2013 and 2012, Midstream Holdings' effective income tax rates were 36% for both periods. These rates differed from the U.S. statutory income tax rate due to the effect of state income taxes.

Discontinued Operations

        The Predecessor is in the process of selling or has sold certain non-core midstream assets that are presented as discontinued operations in the Predecessor's historical financial statements. Net income from discontinued operations decreased by $9.6 million from the first nine months of 2012 to the first nine months of 2013. The decrease was primarily due to the gain recognized on the divestiture of the West Johnson County processing facility and gathering system in 2012.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Operating Margin

        Operating margin decreased $88.5 million, or 20%, from the year ended December 31, 2011 to the year ended December 31, 2012, as summarized in the following schedule:

(in millions)
Operating margin, 2011	$453.8
Change due to volumes	20.8
Change due to pricing	(93.8)
Change due to operations and maintenance expenses	(15.5)

Operating margin, 2012	$365.3

        Higher gathering, processing and transportation volumes were responsible for an increase in operating margin of $20.8 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. Residue volumes increased 7%, resulting in a $9.1 million increase to operating margin. The remainder of the operating margin increase resulted from higher natural gas gathered volumes and NGL production, which increased 3% and 2%, respectively. These volume increases primarily resulted from the restart of Midstream Holdings' Cana processing facility following tornado damage in 2011, higher volumes on Midstream Holdings' East Johnson County gathering system and continued development of the liquids-rich areas in the Cana-Woodford and Barnett Shales.

        Changes in pricing led to a decrease in operating margin of $93.8 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. Lower NGL and residue natural gas prices reduced operating margin by $71.0 million and $42.8 million, respectively. These decreases were partially offset by higher gathering and compression fees which increased $20.0 million, or 9%.

        Operations and maintenance expenses increased $15.5 million, or 10%, partially due to higher volumes, including the Cana system expansion. Expenses also increased due to repair and testing activities that were required on Midstream Holdings' Bridgeport gathering systems in 2012.

Other Operating Expenses, Net

        Other operating expenses, net increased $121.5 million, or 85%, from the year ended December 31, 2011 to the year ended December 31, 2012, as summarized in the following schedule:

	2012	2011	Change
	(in millions)
Depreciation and amortization	$159.8	$144.8	$15.0
General and administrative	43.6	40.1	3.5
Non-income taxes	13.2	15.3	(2.1)
Asset impairments	50.1	—	50.1
Other, net	(3.0)	(58.0)	55.0

Other operating expenses, net	$263.7	$142.2	$121.5

        Depreciation and amortization expense increased $15.0 million, or 10%, from 2011 to 2012. The increase primarily resulted from higher capitalized costs on the Cana system. Devon and other producers have continued to grow natural gas production in the Cana-Woodford Shale. As a result, Midstream Holdings increased throughput capacity by expanding its pipeline and gathering systems and its Cana processing facility.

        Historical general and administrative expenses consist of costs allocated by Devon for shared services that consist primarily of accounting, treasury, information technology, human resources, legal and facilities management. The costs were allocated based on a proportionate share of Devon's revenues, employee compensation and gross property, plant and equipment.

        General and administrative expense increased $3.5 million, or 9%, from 2011 to 2012, primarily due to higher employee compensation and benefits.

        Non-income tax expense consists primarily of ad valorem taxes. Non-income taxes decreased $2.1 million, or 14%, from 2011 to 2012 primarily due to lower ad valorem tax assessments on Midstream Holdings' Barnett assets.

        The following schedule summarizes asset impairments recognized in 2012. There were no asset impairments in 2011. Due to declining natural gas production resulting from low natural gas and NGL prices, Midstream Holdings' determined that the carrying amounts of certain of the Predecessors' midstream assets, including the Northridge system, were not recoverable from estimated future cash flows. Consequently, the Northridge system and other assets of the Predecessor were written down to their estimated fair values, which were determined using discounted cash flow models.

2012
(in millions)
Northridge	$16.4
Other assets not being contributed to Midstream Holdings	33.7

Total asset impairments	$50.1

        During 2012 and 2011, the Predecessor recognized $3.0 million and $58.0 million of net other income, respectively. In 2012, the Predecessor received insurance proceeds of $5.6 million related to business interruption that occurred at Gulf Coast Fractionators. In 2011, the Predecessor received $57.8 million of excess insurance recoveries related to business interruption and equipment damage at the Cana system that resulted from tornadoes.

Income Tax Expense

        During 2012 and 2011, Midstream Holdings' effective income tax rates were 36% for both periods. These rates differed from the U.S. statutory income tax rate due to the effect of state income taxes.

Discontinued Operations

        The Predecessor is in the process of selling or has sold certain non-core assets that are presented as discontinued operations in the Predecessor's historical financial statements. Net income from discontinued operations decreased $1.2 million from 2011 to 2012. The decrease was due to lower operating earnings subsequent to the divestiture of the West Johnson County processing facility and gathering system in 2012, partially offset by the $8.3 million gain recognized on the divestiture.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Operating Margin

        Operating margin increased $26.2 million, or 6%, from the year ended December 31, 2010 to the year ended December 31, 2011, as summarized in the following schedule:

(in millions)
Operating margin, 2010	$427.6
Change due to volumes	83.4
Change due to pricing	(21.2)
Change due to operations and maintenance expenses	(36.0)

Operating margin, 2011	$453.8

        Higher gathering, processing and transportation volumes were responsible for an increase in operating margin of $83.4 million for the year ended December 31, 2011 compared to the year ended December 31, 2010. Residue natural gas volumes increased 32%, resulting in a $40.7 million operating margin increase. Additionally, NGL production and natural gas pipeline throughput increased 12% and 7%, respectively, contributing to the remainder of the increase. The production increase was primarily related to the continued development of the liquids-rich areas in the Cana-Woodford and Barnett Shales, including the Cana processing facility startup in December 2010.

        Changes in pricing led to a decrease in operating margin of $21.2 million for the year ended December 31, 2011 compared to the year ended December 31, 2010. Lower residue natural gas prices reduced the operating margin by $39.1 million. A 5% decline in gathering and compression fees decreased the operating margin by $14.1 million. These decreases were partially offset by higher NGL prices, which increased operating margin by $32.0 million.

        Operations and maintenance expenses increased $36.0 million, or 30%. The increase was driven by higher volumes and personnel costs associated with the startup of the new Cana processing facility. Expenses also increased $11.0 million due to regulatory testing costs and $8.0 million due to higher maintenance and repair costs.

Other Operating Expenses, Net

        Other operating expenses, net decreased $36.3 million, or 20%, from the year ended December 31, 2010 to the year ended December 31, 2011, as summarized in the following schedule:

	2011	2010	Change
	(in millions)
Depreciation and amortization	$144.8	$124.9	$19.9
General and administrative	40.1	39.4	0.7
Non-income taxes	15.3	13.8	1.5
Other, net	(58.0)	0.4	(58.4)

Other operating expenses, net	$142.2	$178.5	$(36.3)

        Depreciation and amortization expense increased $19.9 million, or 16%, from 2010 to 2011. The increase primarily resulted from higher capitalized costs on the Cana system. Devon and other producers have continued to grow natural gas production in the Cana-Woodford Shale. As a result, Midstream Holdings increased throughput capacity by expanding its pipeline and gathering systems and its Cana processing facility.

        Historical general and administrative expenses consist of costs allocated by Devon for shared services that consist primarily of accounting, treasury, information technology, human resources, legal and facilities management. The costs were allocated based on a proportionate share of Devon's revenues, employee compensation and gross property, plant and equipment.

        General and administrative expense increased $0.7 million, or 2%, due to general inflationary increases.

        Non-income tax expense consists primarily of ad valorem taxes. Non-income taxes increased $1.5 million, or 11%, from 2010 to 2011 primarily due to higher ad valorem tax assessments on Midstream Holdings' Cana assets.

        During 2011 and 2010, the Predecessor recognized $58.0 million of net other income and $0.4 million of net other expense, respectively. In 2011, the Predecessor received $57.8 million of excess insurance recoveries related to business interruption and equipment damage at the Cana system that resulted from tornadoes.

Income Tax Expense

        During 2011 and 2010, effective income tax rates were 36% for both periods. These rates differed from the U.S. statutory income tax rate due to the effect of state income taxes.

Discontinued Operations

        The Predecessor is in the process of selling or has sold certain non-core assets that are presented as discontinued operations in the Predecessor's historical financial statements. Net income from discontinued operations decreased $5.3 million from 2010 to 2011. The decrease was primarily due to lower earnings on the Thunder Creek system.

Midstream Holdings' Liquidity and Capital Resources

Sources and Uses of Cash

        The following schedule presents Midstream Holdings' sources and uses of cash:

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
	(in millions)
Continuing operations:
Operating cash flow	$256.3	$173.2	$254.4	$401.2	$391.5
Capital expenditures	(203.8)	(251.1)	(351.7)	(247.6)	(224.0)
Contributions from (distributions to) owners	(53.6)	93.2	115.7	(131.1)	(171.8)
Other, net	1.1	(15.3)	(18.4)	(22.5)	4.3

Net change in cash	—	—	—	—	—

Discontinued operations:
Operating cash flow	(0.2)	20.2	25.3	33.4	49.1
Divestiture proceeds	149.0	87.6	87.6	—	1.2
Capital expenditures	(2.7)	(12.4)	(13.5)	(22.5)	(7.1)
Contributions from (distributions to) owners	(154.9)	(85.2)	(91.9)	(34.8)	(32.1)

Net change in cash	(8.8)	10.2	7.5	(23.9)	11.1

Total change in cash	$(8.8)	$10.2	$7.5	$(23.9)	$11.1

Sources and Uses of Cash—Continuing Operations

        Operating cash flow has been a significant source of liquidity. Generally, operating cash flow will increase or decrease due to the same factors that cause increases and decreases in operating margin and Adjusted EBITDA. Consequently, changes in operating cash flow since 2010 were primarily driven by the fluctuations in volume and price described previously in results of operations.

        Historically, operating cash flow has been used to fund capital expenditures. Since 2010, the Predecessor completed several capital expansion activities, including the start-up of the Cana processing facility in 2010 and expansions of the Cana system and Barnett assets in 2013.

        Because Midstream Holdings' continuing operations had no separate cash accounts, the owner contributions and distributions represent the net amount of all transactions that were settled with adjustments to equity.

        Other, net uses and sources since 2010 largely pertain to the Predecessor's equity investment in Gulf Coast Fractionators. During the first nine months of 2012 and the years ended December 31, 2012 and 2011, the Predecessor made contributions related to this investment of $13.7 million, $16.8 million and $21.1 million, respectively. During the first nine months of 2013 and the year ended December 31, 2010, Midstream Holdings received distributions from this investment in excess of the cumulative income of $1.1 million and $3.6 million, respectively.

Sources and Uses of Cash—Discontinued Operations

        Operating cash flow has decreased since 2010 largely due to declining throughput resulting from asset divestitures. In 2013, the Predecessor sold its controlling interest in its assets and operations located in Wyoming for approximately $148 million. In 2012, the Predecessor sold the West Johnson County system for approximately $87 million. The Predecessor also received proceeds in 2013 and 2010 for other minor divestitures. These divestitures also contributed to the general decline in capital expenditures since 2010.

        During the first nine months of 2013 and the years ended 2011 and 2010, the Predecessor made cash distributions to non-controlling interests of $2.5 million, $5.4 million and $4.7 million, respectively. During the first nine months of 2012 and the year ended 2012, the Predecessor received cash contributions from non-controlling interests of $3.8 million and $2.3 million, respectively. The remaining owner contributions and distributions in the table above represent the net amount of all other transactions that were settled with adjustments to equity.

Capital Requirements

        The midstream business is capital intensive and can require significant investment to maintain and upgrade existing operations, connect new wells to the system, organically grow into new areas and comply with environmental and safety regulations. Midstream Holdings' capital requirements will consist of the following:

  •
  maintenance capital expenditures, which are made to replace partially or fully depreciated assets, to maintain the existing operating capacity of assets and extend their useful lives or to maintain existing system volumes and related cash flows; and

  •
  expansion capital expenditures, which are made to construct additional assets to increase operations, to expand and upgrade existing systems and facilities or to acquire additional assets which increase operations.

Contractual Obligations

        A summary of Midstream Holdings' contractual obligations as of December 31, 2012 is provided in the following table:

	Payments Due by Period
	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
	(in millions)
Lease obligations(1)	$26.8	$21.6	$5.2	$—	$—
Rights-of-way(2)	1.1	0.2	0.2	0.2	0.5
Purchase commitments(3)	21.4	21.4	—	—	—
Asset retirement obligations(4)	13.2	0.1	0.1	0.1	12.9

Total	$62.5	$43.3	$5.5	$0.3	$13.4

(1)
Lease obligations consist of non-cancelable operating leases for equipment and office space used in daily operations.

(2)
Right-of-way payments are estimated to approximate $0.1 million per year for the next ten years. Payments for rights-of-way will be required as long as Midstream Holdings' systems are in use, which may be more or less than the 10 years assumed for this disclosure.

(3)
Purchase commitments include commitments to purchase materials in connection with Midstream Holdings' projects to construct new facilities or expand existing facilities.

(4)
Asset retirement obligations represent the estimated discounted costs for future dismantlement, abandonment and rehabilitation costs. These obligations are recorded as liabilities on Midstream Holdings' December 31, 2012 balance sheet.

Off-Balance Sheet Arrangements

        Midstream Holdings does not currently have any material off-balance sheet arrangements.

Midstream Holdings' Critical Accounting Policies and Estimates

        The preparation of financial statements in conformity with GAAP requires Midstream Holdings to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates, and changes in these estimates are recorded when known. Changes in these estimates can have a material effect on the financial statements.

        The critical accounting policies used by management in the preparation of Midstream Holdings' combined financial statements are those that require significant judgments by management with regard to estimates used and are important both to the presentation of its financial condition and results of operations. Midstream Holdings' critical accounting policies and significant judgments and estimates related to those policies are described below.

Allocation of Devon Corporate Overhead Costs

        Certain of Devon's centralized overhead and operating costs are incurred for the benefit of its subsidiaries and affiliates, including Midstream Holdings. As a result, a portion of such costs are allocated to Midstream Holdings' operations. The portion of such costs that directly benefits Midstream Holdings' operations is allocated entirely to Midstream Holdings. The remaining portion of costs that benefits Midstream Holdings and other Devon affiliates is allocated using a three-factor formula. This formula uses an equal weighting of revenues, employee compensation and gross property, plant and equipment balances to determine amounts to be allocated to Midstream Holdings and other Devon affiliates.

        These cost allocations are affected by the amount of costs Devon incurs for its centralized overhead and operating activities and the allocation methodologies chosen. Determining the amount of costs Devon incurs for its centralized overhead and operating activities generally does not require significant judgment by management because such costs are readily identifiable. Although there are a number of alternative methodologies for allocating Devon's centralized overhead and operating costs, management believes the allocation methodologies used are based on assumptions that are reasonable. However, if certain costs were allocated using different methodologies, Midstream Holdings' profitability and financial condition could change significantly.

Depreciation of Property, Plant and Equipment

        Midstream Holdings' depreciation calculations include estimates of salvage value and useful lives. As estimates of salvage values decrease, the amount of depreciation recognized in successive periods and over the estimated useful life of PP&E increases. Midstream Holdings estimates salvage values to be near zero at the end of the asset's useful life.

        Similar to salvage value estimates, as estimates of useful lives decrease, the amount of depreciation recognized in successive periods increases. However, useful life estimates have no impact on the amount of depreciation recognized over the life of PP&E. For assets subject to the straight-line method of calculating depreciation, Midstream Holdings utilizes estimated useful lives ranging from three to 25 years. These estimates are based on the historical usage of similar assets.

        For assets subject to the units-of-production basis of calculating depreciation, useful lives are estimated based on proved oil, natural gas and NGL reserve estimates from the fields being serviced by those assets. Estimates of reserves are forecasts based on engineering data, projected future rates of production and the timing of future expenditures. The process of estimating oil, natural gas and NGL reserves requires substantial judgment, resulting in imprecise determinations, particularly for new discoveries. Different reserve engineers may make different estimates of reserve quantities based on the same data. However, based on historical experience, such differences are not expected to be material.

Impairment of Property, Plant & Equipment

        Midstream Holdings evaluates PP&E for potential impairment annually and more frequently when events or changes in circumstances indicate that the carrying amount of Midstream Holdings' PP&E may not be recoverable from estimated future cash flows.

        Midstream Holdings determines PP&E fair values from estimated discounted future net cash flows. The estimated cash flows can be significantly affected by the inputs used in the calculations, such as future throughput volumes, natural gas and NGL prices, operating costs, useful lives and discount rates. Different assumptions and judgments could be used to determine the cash flow inputs. There are also alternative valuation techniques that could be used to estimate fair value.

        There are a number of inter-related inputs that can affect discounted cash flows. Due to the number of inter-related inputs, it is impractical to provide specific quantitative analyses of potential changes in these estimates. However, general analyses can be provided for the most significant inputs which include current and projected throughput and current and projected natural gas and NGL prices. As such inputs decrease, the cash flows will generally change in a like manner and would increase the likelihood of a PP&E impairment charge.

        A PP&E impairment would have no direct effect on Midstream Holdings' operating margin or liquidity. However, it would adversely affect Midstream Holdings' net income.

Goodwill Valuation

        Midstream Holdings has one reporting unit with goodwill, which requires management to estimate the fair value of the reporting unit and evaluate goodwill for potential impairment. Midstream Holdings tests goodwill annually in the fourth quarter of each year and more frequently when an event occurs or circumstances change that would more likely than not reduce the fair value of Midstream Holdings' reporting unit below its carrying amount.

        Because quoted market prices are not available for Midstream Holdings' reporting unit, Midstream Holdings estimates its fair value using valuation analyses based on values of comparable companies and comparable transactions. In a comparable companies analysis, Midstream Holdings reviews the public stock market trading multiples for selected publicly-traded midstream companies with comparable financial and operating characteristics. These characteristics are market capitalization, location of midstream operations and the characterization of such operations that are deemed to be similar to ours. In a comparable transactions analysis, Midstream Holdings reviews certain acquisition multiples for selected recent midstream company or asset package transactions.

        The fair value of Midstream Holdings' reporting unit is then estimated by applying the average multiple determined from the two valuation techniques described above to current year projected cash flow. As these valuation multiples decrease, the estimated fair value of the reporting unit would decrease. As a result, the likelihood of a goodwill impairment charge would increase.

        There are a number of inter-related inputs which can affect the valuation multiples. Due to the number of inter-related inputs, it is impractical to provide specific quantitative analyses of potential changes in these estimates. However, general analyses can be provided for the most significant inputs which include current and projected throughput and current and projected natural gas and NGL prices. As such inputs decrease, the trading multiples will generally change in a like manner and would increase the likelihood of a goodwill impairment charge.

        A goodwill impairment would have no direct effect on Midstream Holdings' operating margin or liquidity. However, it would adversely affect Midstream Holdings' net income.

Quantitative Disclosures About Market Risk

        Because of the new fixed-fee arrangements Midstream Holdings is making with Devon in conjunction with the mergers, pursuant to which it will not take title to natural gas gathered, processed and transported, it bears almost no commodity price risk with respect to its future contractual arrangements. After the five-year minimum volume commitments, Midstream Holdings will nevertheless continue to have indirect exposure to commodity price risk in that persistently low commodity prices may cause Devon to delay drilling or shut-in production, which would reduce throughput on Midstream Holdings' assets.

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  Exhibit 99.3